Pricing Supplement Dated July 22, 1997                        Rule 424 (b) (3)
(To Prospectus dated June 5, 1997 and                         File No. 333-27715
Prospectus Supplement dated June 5, 1997)

                                PHH CORPORATION

                               MEDIUM-TERM NOTES                      [PHH Logo]

-------------------------------------------------------------------------------------------
Principal Amount:              $50,000,000            Trade date:          July 22, 1997
Currency or Currency  Unit:    US Dollars             Original Issue Date: July 25, 1997
Issue Price:                   100.0%                 Agent's Discount or Commission: 0.00%
Net Proceeds to Issuer:        $50,000,000            Agent (s): Merrill Lynch & Co.
Maturity Date:                 July 27, 1998          CUSIP Number:    69332H EC 6
-------------------------------------------------------------------------------------------

Interest:
     Fixed Rate:
     Floating Rate:

         Base Rate:        [ ]  Commercial Paper Rate       [ ]  CD Rate    [ ]  Federal Funds Effective Rate
                           [X]  LIBOR      [ ]  Treasury Rate       [ ] Prime Rate     [ ]  Other
                                ( ) Reuters Page:                                                (see attached)

                                                    -------------
                                (X) Telerate Page:   3750
                                                    -------------
Spread:                    minus 0.02%

Initial Interest Rate:     5.6675%

Interest Reset Dates:      Monthly, on the 27th of each month commencing August
                           27, 1997

Interest Determination Date: Two London Banking Days prior to Interest Reset
                             Date

Interest Payment Dates:    Monthly, on the 27th of each month commencing August
                           27, 1997

Index Maturity:            1  month

Day Count Convention:      [X] Actual/360      [ ] Actual/Actual      [ ] 30/360

Option to Receive Payments in Specified Currency:  [ ] Yes     [ ] No

Redemption:

         [X] The Notes may not be redeemed prior to maturity, except as set forth in the Prospectus.
         [ ]  The Notes may be redeemed prior to maturity.

     Initial Redemption Date:
     Initial Redemption Price:            %
     Annual Redemption Price Reduction:         % until Redemption Price is 100%
     of the Principal Amount.

Repayment:

         [X] The Notes may not be repaid prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be repaid prior to maturity at the option of the holder of the Notes.
     Repayment Date:
     Repayment Price:      %

Discount Note:    [ ]  Yes         [X]  No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:    [X]  Global       [ ]  Certificated

Agent's Capacity: [ ]  Agent      [X]  Principal

If as Principal:

         [X] The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.
         [ ] The Agent proposes to offer the Notes at a fixed initial public
             offering price of        % of Principal Amount.

If as Agent:

         The Notes are being offered at a fixed initial public offering price of
                       % of Principal Amount.

Other Terms: